Exhibit 99.2

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Jim Raabe (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT CORPORATION PRICES COMMON STOCK

MINNEAPOLIS – (Dec. 8, 2009) – Select Comfort Corporation (NASDAQ: SCSS), today announced the pricing of its previously announced underwritten public offering of 3.8 million shares of its common stock at a public offering price of $4.75 per share. Piper Jaffray is acting as the sole manager for the public offering.

The public offering will result in gross proceeds of $18,050,000 and, after deducting underwriting discounts and commissions, net proceeds of $16,967,000. Additional public offering expenses are expected to be approximately $500,000. If Sterling Partners exercises its preemptive rights to maintain its percentage ownership at approximately 9.0%, an additional 341,254 shares of common stock would be issued upon the same terms as the issuance of shares in the public offering. The public offering is subject to customary closing conditions and is expected to close Dec. 11, 2009.

The company plans to use the proceeds of the public offering to improve working capital and pay down debt. Under the terms of our amended and restated credit agreement dated Nov. 13, 2009, the aggregate amount available under the credit facility at closing will be $40 million. The proceeds from this public offering are expected to fulfill the company’s obligation under the credit agreement to issue additional equity.

The public offering is being made pursuant to an effective shelf registration statement. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or by contacting Piper Jaffray & Co., by mail at 800 Nicollet Mall, Suite 800, Minneapolis, MN,

55402; or by phone at (800) 747-3924.

This news release does not constitute an offer to sell, or the solicitation of an offer to buy shares of common stock. Select Comfort also will not sell any of the common stock and has been advised by Piper Jaffray that it and its affiliates will not sell any of the common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About Select Comfort Corporation

Founded more than 20 years ago and based in Minneapolis, Select Comfort Corporation designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and bedding accessories. SELECT COMFORT® products are sold through its approximately 400 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

Forward-Looking Statements

Statements used in this news release relating to future plans, events, financial results or performance are forward-looking statements subject to certain risks and uncertainties including, among others, such factors as our ability to fund our operations through cash flow from operations or availability under our bank line of credit or other sources, market, economic or other factors that may cause us to change from our planned use of proceeds, and the cost of credit or other capital resources necessary to finance operations; the risk of non-compliance with financial covenants under our bank line of credit; the potential need to obtain additional capital through the issuance of debt or equity securities, which may significantly increase our costs or dilute our existing shareholders, and the risk that we may not be successful in obtaining additional capital that may be needed; current general and industry economic trends; consumer confidence; the effectiveness of our marketing messages; the efficiency of our advertising and promotional efforts; consumer acceptance of our products, product quality, innovation and brand image; availability of attractive and cost-effective consumer credit options; execution of our retail store distribution strategy, including our ability to cost-effectively close under-performing store locations; our dependence on significant suppliers, and our ability to maintain relationships with key suppliers, including several sole-source suppliers; the vulnerability of key suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors; rising commodity costs and other inflationary pressures; industry competition; our ability to continue to improve our product line; warranty expenses; risks of pending and potentially unforeseen litigation; increasing government regulations, including new flammability standards for the bedding industry and new safety standards for consumer products, which have or will add product cost pressures and have or will require implementation of systems and manufacturing process changes to ensure compliance; the adequacy of our management information systems to meet the evolving needs of our business and evolving regulatory standards applicable to data privacy and security; our ability to attract and retain senior leadership and other key employees, including qualified sales professionals; and uncertainties arising from global events, such as terrorist attacks or a pandemic outbreak, or the threat of such events. Additional information concerning these and other risks and uncertainties is contained in our filings with the SEC, including our Annual Report on Form 10-K, and other periodic reports filed with the SEC. The company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

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